THE HOLMES GROUP, INC.

The Holmes Group, Inc.
Consolidated Financial Statements
December 31, 2004

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Balance Sheet at December 31, 2004 and 2003	2
For three years ended December 31, 2004:
Consolidated Statements of Operations	3
Consolidated Statements of Comprehensive Income (Loss)	4
Consolidated Statements of Stockholders' Equity (Deficit)	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7–29

THE HOLMES GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
	(in thousands except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$13,347	$6,080
Accounts receivable, net of allowances of $4,923 in 2004 and $7,043 in 2003	127,404	119,631
Inventories	131,500	110,957
Prepaid expenses and other current assets	6,673	4,864
Deferred income taxes	23,220	12,317
Total current assets	302,144	253,849
Property and equipment, net	48,015	44,805
Deposits and other assets	1,866	3,097
Debt issuance costs, net	8,134	5,885
Deferred income taxes	4,526	3,927
	$364,685	$311,563
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$69,361	$49,634
Current portion of Credit Facility	2,500	6,594
Accrued income taxes	14,547	6,206
Accrued expenses and other current liabilities	44,575	51,471
Current portion of pension obligation	939	2,299
Deferred income taxes	566	820
Total current liabilities	132,488	117,024
Long-term portion of Credit Facility	330,865	98,565
Senior Subordinated Notes	—	99,632
Long-term portion of pension obligation	4,684	4,191
Other liabilities	3,843	8,587
Deferred income taxes	2,891	2,124
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.001 par value. Authorized – 28,500,000 shares; Issued – 22,420,014 shares (20,331,566 shares at December 31, 2003); Outstanding – 21,609,166 shares (20,330,686 at December 31, 2003)	22	20
Additional paid in capital	1,375	68,874
Accumulated other comprehensive income (loss)	(546)	(3,453)
Treasury stock, at cost – 810,848 shares (880 shares at December 31, 2003)	(67,948)	(62,076)
Retained earnings (deficit)	(42,989)	(21,925)
Total stockholders' equity (deficit)	(110,086)	(18,560)
	$364,685	$311,563

The accompanying notes are an integral part of these consolidated financial statements.

THE HOLMES GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2004	2003	2002
	(in thousands)
Net sales	$694,600	$623,756	$608,554
Cost of sales	498,420	432,657	444,577
Gross profit	196,180	191,099	163,977
Selling and administrative expenses	119,749	115,618	120,566
Restructuring costs (income)	(195)	1,899	28,006
Operating income	76,626	73,582	15,405
Other income and expense:
Interest expense	24,589	25,389	29,615
Loss (gain) on retirement of debt	9,233	—	(22,388)
Gain on sale of business	—	—	(9,488)
Other, net	(2,513)	489	(1,130)
	31,309	25,878	(3,391)
Income before income taxes, equity in earnings from joint venture and cumulative effect of change in accounting principle	45,317	47,704	18,796
Income tax expense (benefit)	3,170	(1,926)	(148)
Equity in earnings from joint venture	(2,353)	(2,548)	(2,990)
Income before cumulative effect of change in accounting principle	44,500	52,178	21,934
Cumulative effect of change in accounting principle	—	—	(79,838)
Net income (loss)	$44,500	52,178	$(57,904)

The accompanying notes are an integral part of these consolidated financial statements.

THE HOLMES GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2004	2003	2002
	(in thousands)
Net income (loss)	$44,500	$52,178	$(57,904)
Other comprehensive income (loss):
Foreign currency translation adjustments	1,877	1,149	(187)
Minimum pension liability adjustment, net	1,030	2,629	(7,042)
Comprehensive income (loss)	$47,407	$55,956	$(65,133)

The accompanying notes are an integral part of these consolidated financial statements.

THE HOLMES GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock $.001 Par Value		Additional Paid in Capital	Accumulated Other Comprehensive Income/(loss)	Treasury Stock	Retained Earnings (Deficit)	Total Stockholders' Equity (Deficit)
	Shares	Par
	(in thousands)
Balance at December 31, 2001	20,332	$20	$68,874	$(2)	$(62,076)	$(16,199)	$(9,383)
Foreign currency translation adjustments	—	—	—	(187)	—	—	(187)
Minimum pension liability adjustment	—	—	—	(7,042)	—	—	(7,042)
Net loss	—	—	—	—	—	(57,904)	(57,904)
Balance at December 31, 2002	20,332	20	68,874	(7,231)	(62,076)	(74,103)	(74,516)
Foreign currency translation adjustments	—	—	—	1,149	—	—	1,149
Minimum pension liability adjustment	—	—	—	2,629	—	—	2,629
Net income	—	—	—	—	—	52,178	52,178
Balance at December 31, 2003	20,332	20	68,874	(3,453)	(62,076)	(21,925)	(18,560)
Foreign currency translation adjustments	—	—	—	1,877	—	—	1,877
Minimum pension liability adjustment, net of tax benefits of $1,820	—	—	—	1,030	—	—	1,030
Issuance of common stock	2,088	2	9,129	—	—	—	9,131
Stock option compensation expense	—	—	475	—	—	—	475
Income tax benefits resulting from exercise of stock options	—	—	551	—	—	—	551
Repurchase of common stock	—	—	—	—	(5,872)	—	(5,872)
Cash dividends on common stock	—	—	(77,654)	—	—	(65,564)	(143,218)
Net income	—	—	—	—	—	44,500	44,500
Balance at December 31, 2004	22,420	$22	$1,375	$(546)	$(67,948)	$(42,989)	$(110,086)

The accompanying notes are an integral part of these consolidated financial statements.

THE HOLMES GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2004	2003	2002
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$44,500	$52,178	$(57,904)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	10,638	10,747	13,989
Amortization of debt related costs and other non-cash interest	4,162	6,902	7,010
Provision for doubtful accounts	(329)	236	6,134
Equity in earnings of joint venture	(2,353)	(2,548)	(2,990)
Compensation expense and tax benefits related to stock options	1,026	—	—
Loss on disposal of assets	147	33	884
Gain on sale of business	—	—	(9,488)
Loss (gain) on retirement of debt	9,233	—	(22,388)
Cumulative effect of change in accounting principle	—	—	79,838
Deferred income taxes	(9,179)	(3,814)	790
Restructuring and other asset impairment charges	—	1,122	21,090
Pension plan settlement charge, net	—	1,581	—
Changes in operating assets and liabilities:
Accounts receivable	(5,840)	8,397	7,604
Inventories	(19,343)	(721)	(11,539)
Prepaid expenses and other current assets	(2,007)	(1,169)	500
Deposits and other assets	(1,310)	(5,414)	1,094
Accounts payable	19,628	5,367	7,524
Accrued expenses and other liabilities	(10,245)	(1,753)	7,761
Accrued income taxes	6,696	(1,116)	948
Net cash provided by operating activities	45,424	70,028	50,857
Cash flows from investing activities:
Proceeds from sale of business and assets held for sale	—	6,883	15,100
Distribution of earnings from joint venture	2,092	2,693	2,472
Purchases of property and equipment	(14,309)	(12,917)	(14,554)
Cash received from joint venture partner	—	293	—
Net cash provided by (used for) investing activities	(12,217)	(3,048)	3,018
Cash flows from financing activities:
Repayments of expiring Credit Facility	(105,159)	(70,475)	(42,248)
Borrowings under new Credit Facility, net	333,325	—	—
Repayment of Senior Subordinated Notes	(104,082)	—	(11,550)
Debt issuance costs	(8,963)	—	(1,579)
Issuance of common stock	9,131	—	—
Repurchase of common stock	(5,872)	—	—
Cash dividends paid	(143,218)	—	—
Net cash used for financing activities	(24,838)	(70,475)	(55,377)
Effect of exchange rate changes on cash	(1,102)	1,149	(187)
Net increase (decrease) in cash and cash equivalents	7,267	(2,346)	(1,689)
Cash and cash equivalents, beginning of period	6,080	8,426	10,115
Cash and cash equivalents, end of period	$13,347	$6,080	$8,426
Supplemental disclosure of cash flow information:
Cash paid for interest	$20,552	$18,809	$23,252
Cash paid for (refund of) income taxes	$2,882	$3,782	$(2,716)

The accompanying notes are an integral part of these consolidated financial statements.

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Business

The Holmes Group, Inc. (the "Company" or "THG"), along with its wholly-owned subsidiaries, designs, develops, manufactures, imports and sells consumer durable goods, including fans, heaters, humidifiers, air purifiers, small kitchen electric appliances and lighting products under the Holmes®, Rival®, Bionaire®, Crock-Pot®, Patton®, Family Care®, Seal-a-Meal® and White Mountain® brands to retailers throughout the United States, Canada, Europe, Latin America and Asia. Holmes Products (Far East) Limited (HPFEL) and its subsidiaries manufacture, source and sell consumer durable goods, mainly to THG and its subsidiaries. HPFEL and its subsidiaries operate facilities in China and Taiwan.

2.    Summary of Significant Accounting Policies

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

The most significant accounting estimates inherent in the preparation of the Company's financial statements include estimates used in the determination of liabilities and valuation allowances related to product recall and warranty activity, taxation and restructuring allowances, collectiblity of accounts receivable, inventory valuations and certain benefits provided to current employees. Various assumptions and other factors underlie the determination of these significant estimates. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, product mix, and in some cases, actuarial techniques. The Company constantly re-evaluates these significant factors and, where facts and circumstances dictate, revises the accounting estimates.

A summary of the Company's significant accounting policies in the preparation of the accompanying consolidated financial statement is as follows:

Basis of Consolidation

The accompanying financial statements include the accounts of THG and its wholly-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Reclassifications

Certain amounts in the prior years' financial statements have been reclassified to conform to the current period presentation.

Translation of Foreign Currencies

Assets and liabilities of foreign entities, where the functional currency is not the U.S. dollar, are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Stockholders' equity (deficit) is translated at historical exchange rates and income, expense and cash flow items are translated at average exchange rates for the period. Adjustments resulting from the translation of foreign functional currency financial statements into U.S. dollars are recorded as an adjustment to the accumulated other comprehensive income component of stockholders' equity (deficit). Gains and losses resulting from remeasurement of balances or transactions denominated in a currency other than the functional currency, totaling a net gain of $1,297,000 in 2004, a net loss of $910,000 in 2003, a net gain of $62,000 in 2002, are included in other income and expense in the consolidated statement of operations.

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

Cash and Cash Equivalents

All highly liquid debt instruments, which primarily consist of cash and money market accounts, including overnight repurchase instruments, with original maturities of three months or less are considered to be cash equivalents. Cash overdrafts are classified as accounts payable in the consolidated balance sheets.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience and specific analysis of our customers' financial condition. We review our allowance for doubtful accounts at least on a quarterly basis. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered. We do not have any off-balance sheet credit exposure related to our customers.

Business and Credit Concentrations

The Company sells its products to retailers throughout the United States, Canada, Latin America and Europe. Two customers accounted for approximately 31% and 12% in 2002, 31% and 13% in 2003 and 32% and 12% of consolidated sales in 2004. Accounts receivable due from the two largest customers amounted to 39% and 43% of total accounts receivable at December 31, 2003 and 2004, respectively.

Certain of the Company's retail customers have filed for bankruptcy protection during the last three years. Management monitors and evaluates the credit status of its customers, and adjusts sales terms and, where necessary, allowances for doubtful accounts as appropriate. The Company maintains reserves for potential credit losses based on management's estimates of the creditworthiness of its customers. Should conditions warrant, the Company may need to increase these reserves, which may have a material adverse impact on the Company's earnings. Management does not believe that the Company is subject to any other unusual risks beyond the normal credit risk attendant to operating its business.

On January 22, 2002, Kmart Corporation, a significant customer of the Company in 2001, filed a petition for voluntary bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. With respect to the accounts receivable balances due from Kmart Corporation at December 31, 2001, management estimated and recorded an allowance for doubtful accounts of approximately $14.1 million in 2001 and increased the allowance by $700,000 during 2002, based on an updated assessment of the fair value of the receivables. During 2003, the Company recorded a bad debt recovery of $743,000 upon the sale of the Company's remaining Kmart claims to a financial institution.

Kmart Corporation emerged from Chapter 11 bankruptcy protection in May 2003. In April 2003, the Company entered into an agreement with a financial institution covering the sale of accounts receivable from certain customers, including Kmart. This arrangement has been treated as a sale of financial assets in accordance with Financial Accounting Standards Board No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, the receivables have been removed from the consolidated balance sheet as of the date of sale. These arrangements are strictly for the purpose of insuring selected receivables. The Company pays fees based upon a percentage of the gross amount of each receivable purchased by the financial institution. Other income and expense in the 2003 and 2004 consolidated statements of operations includes costs of $953,000 and $884,000, respectively, related to this arrangement. During 2003, the Company was

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

obligated to repurchase the accounts receivable from the financial institution in certain circumstances if the balance remained unpaid for a period of 60 days beyond the due date of the receivable. However, if within 90 days of the repurchase transaction, the customer filed a voluntary or involuntary bankruptcy petition or publicly declared a general moratorium on payment of trade vendor obligations, the financial institution was required to repurchase the unpaid receivable from the Company. In February 2004, the agreement was amended retroactively to remove the 60 day repurchase obligation. The Company terminated this arrangement effective January 1, 2005 after evaluating the improved financial condition of Kmart Holdings, including its planned merger transaction with Sears, Roebuck and Co. The financial institution held $3.5 million at December 31, 2003 and $6.4 million at December 31, 2004 of accounts receivable which had been purchased for cash from the Company.

Inventories

All inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method, except that the cost for certain domestically manufactured inventories at December 31, 2003, which represented approximately 6% of total inventory, was determined using the last-in first-out (LIFO) method.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

The Company adopted the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets" in 2002. The Company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. An impairment loss would be recognized when estimated, undiscounted cash flows are less than recorded value of the asset. If impairment is determined to exist, the asset is written down to its estimated fair value as determined using an appraisal or a valuation using discounted cash flows.

Goodwill and Other Intangible Assets

Effective at the beginning of 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (FAS 142), which established financial accounting and reporting standards for acquired goodwill and other intangible assets. The Company completed the transitional and annual impairment test in 2002 and concluded its goodwill was impaired (see Note 3). Deposits and other assets at December 31, 2003 and 2004 include $1,778,000 and $1,445,000, respectively, related to patent license rights acquired during 2003, which are being amortized on a straight-line basis over a six-year period. There are no indefinite-lived intangible assets recorded as of December 31, 2003 or 2004.

Revenue Recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition". Revenue is recognized upon transfer of title and risk of loss, which generally occurs upon shipment, or for certain shipments, upon delivery to the customer.

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

Upon the recognition of revenue, the Company estimates and records, as a component of net sales, provisions for anticipated sales returns and other customer sales incentives such as volume rebates, co-operative advertising programs, warranty programs and other trade allowances. These provisions are estimated based on historical experience and negotiated arrangements with certain customers.

Revenues for shipping and handling are recorded as net sales, while the associated costs are recorded in selling and administrative expenses in the consolidated statements of operations. Selling and administrative expenses include freight costs of approximately $12.6 million, $14.0 million and $14.5 million in 2002, 2003 and 2004, respectively.

Product Development

Research, engineering and product development costs are expensed as incurred. These expenses totaled $9.0 million, $9.8 million and $10.8 million in 2002, 2003 and 2004, respectively.

Advertising

Advertising costs, which are expensed as incurred and included in selling and administrative expenses in the accompanying statements of operations, totaled $1.7 million, $3.1 million and $1.8 million in 2002, 2003 and 2004, respectively. The Company also offers co-operative advertising arrangements to its retail customers. In November 2001, the FASB Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 01-9, "Accounting for Consideration Given to a Customer or a Reseller of the Vendor's Products." EITF No. 01-9 addresses the recognition, measurement and income statement classification of consideration from a vendor to a customer in connection with the customer's purchase or promotion of the vendor's products. The consensus affects revenue and expense classifications and does not change reported net income. The Company adopted the required accounting as of January 1, 2002, and classifies co-operative advertising expenses as deductions from net sales.

In conjunction with transfers of inventory in 1998, the Company received trade credits totaling $2.3 million to be used for the purchase of advertising media, merchandise or services, subject to certain limitations and cash co-payments. In 2002, the Company recorded a non-cash impairment charge of $1.2 million to adjust the value of the credits to the amount expected to be utilized in a consumer advertising campaign planned for fiscal 2003. In the second quarter of 2003, the Company recorded an additional impairment charge of $1.1 million based on a re-evaluation of its plan to use these credits. While the Company may evaluate other alternatives to use the remaining trade credits before they expire in 2006, no value has been assigned to the credits as of December 31, 2003 and 2004.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". FAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Pension Obligations

The Company recognizes obligations associated with its defined benefit pension plan in accordance with Statement of Financial Accounting Standards No. 87, "Employers Accounting for Pensions" (FAS 87).

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

Liabilities and expenses are calculated by accredited independent actuaries. As required by FAS 87, the Company makes certain assumptions to value liabilities and to estimate the components of pension costs. These assumptions are evaluated annually, or whenever otherwise required by FAS 87, based on reviews of current plan information and current market information. The selection of assumptions requires a high degree of judgment and may materially change from period to period. The Company does not offer other defined benefits associated with post-retirement benefit plans other than pensions.

Stock-Based Compensation

As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation – an interpretation of APB 25" (FIN 44). All awards were granted with an exercise price equal to fair value of the Company's stock. Accordingly, no stock compensation expense has been recognized in the consolidated statement of operations in 2002 or 2003. In 2004, the Company recorded $475,000 of stock compensation expense in connection with changes made to a stock option award to a former employee.

FAS 123 requires the presentation of certain proforma information as if the Company has accounted for its employee stock options under the fair value method. For purposes of this disclosure, the fair value of the fixed option grants was estimated using the Black Scholes option-pricing model. The weighted average fair value of the Company's option grants for 2002, 2003 and 2004 was $0.84, $0.70 and $0.72, respectively, calculated utilizing the following weighted average assumptions:

	2004	2003	2002
Risk free interest rate	3.66%	3.12%	4.62%
Weighted average expected life (years)	6.0	6.0	6.0

If compensation expense for the Company's option grants was determined in accordance with the provisions of FAS 123, the Company's net income (loss) for the three years ended December 31, 2004 would have been adjusted to the proforma amounts indicated below:

	2004	2003	2002
	(in thousands)
Reported net income (loss)	$44,500	$52,178	$(57,904)
Stock based employee compensation included in net income (loss)	287	—	—
Stock based employee compensation determined under the fair value method for all awards	(227)	(650)	(1,164)
Proforma net income (loss)	$44,560	$51,528	$(59,068)

In 2003 and 2004, the proforma adjustment is net of tax benefits of $415,000 and $152,000, respectively. No tax benefits were assumed in calculating the proforma net loss in 2002 as a valuation allowance would have been recorded against these benefits.

Joint Venture

The Company holds a 49% interest in a limited liability corporation engaged in the manufacturing, sales and distribution of motors. The Company sells motors manufactured by HPFEL to the joint venture at fair market prices. In August 2004, General Electric Company sold its interest

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

in the joint venture to Regal-Beloit Corporation resulting in the restructuring of certain agreements related to the joint venture. Regal Holmes Industries (RHI), formerly GE Holmes Industries (GEHI), had sales of $28.1 million, $30.9 million and $37.3 million during 2002, 2003 and 2004, respectively, resulting in pre-tax earnings of $6.0 million in 2002, $5.1 million in 2003, and $4.6 million in 2004. The Company's investment in the joint venture is accounted for in the consolidated financial statements using the equity method of accounting, which requires that the Company's share of the joint venture's income or loss be included in the consolidated statement of operations. The Company's portion of the joint venture earnings, which are distributed in cash on a quarterly basis, and the gross profit earned by HPFEL were as follows for the three years ended December 31, 2004 (in thousands):

	Recorded as HPFEL Gross Profit	Recorded as Equity in Earnings from Joint Venture	Total
2004	$2,283	$2,353	$4,636
2003	2,219	2,548	4,767
2002	1,939	2,990	4,929

At December 31, 2003 and 2004, accounts receivable in the consolidated balance sheet included $3.4 million and $2.4 million, respectively, representing amounts due from the joint venture. The Company's sales of motors to the joint venture were approximately $17.6 million, $21.1 million, and $21.1 million during the years ended December 31, 2002, 2003 and 2004, respectively.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (FAS 130). As it relates to the Company, comprehensive income (loss) is defined as net income (loss) plus the change in currency translation adjustments and the minimum pension liability adjustment.

Financial Instruments

The Company enters into various types of financial instruments in the normal course of business. Fair values are estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

Fair values for cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses and accrued income taxes approximate their carrying values at December 31, 2003 and 2004, due to their relatively short maturity. The fair values of the Company's Credit Facility approximate its carrying values at December 31, 2003 and 2004 because the interest rates on these borrowings approximate current market rates. The fair value of the Company's Senior Subordinated Notes, which were redeemed during 2004, was approximately 103% of their carrying value at December 31, 2003.

Recent Accounting Pronouncements

On December 23, 2003 the Financial Accounting Standards Board (FASB or the "Board") released revised FASB Statement No. 132 (FAS 132), "Employers' Disclosures about Pensions and Other Postretirement Benefits. The revised standard provides required disclosures for pensions and other postretirement benefit plans and is designed to improve disclosure transparency in financial statements. The revised standard replaces existing pension disclosure requirements. The requirements of the standard are effective for the Company as of December 31, 2003. These revised disclosures have been incorporated into the 2003 and 2004 consolidated financial statements.

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

In 2003, the FASB issued FASB Interpretation No. 46, (FIN 46), "Consolidation of Variable Interest Entities." FIN 46 was intended to provide guidance in determining (1) whether consolidation is required under the "controlling financial interest" model of Accounting Research Bulletin No. 51 (ARB 51), "Consolidated Financial Statements" (or other existing authoritative guidance) or, alternatively, (2) whether the variable interest model under FIN 46 should be used to account for existing and new entities. In December 2003, the FASB released a revised version of FIN 46 (FIN 46R) clarifying certain aspects of FIN 46 and providing certain entities with exemptions from the requirements of FIN 46. The variable interest model looks to identify the "primary beneficiary" (PB) of a variable interest entity (VIE). The PB is the party that is exposed to the majority of the risk or stands to benefit the most from the VIE's activities. A VIE would be required to be consolidated if certain specified conditions are met. While FIN 46R only slightly modified the variable interest model from that contained in FIN 46, it did change guidance in many other areas. Some of the differences between FIN 46 and FIN 46R include, among others, (i) the addition of a scope exception for certain entities that meet the definition of a business provided that specified criteria are met, (ii) the addition of a scope exception in situations whereby an enterprise is unable to obtain certain information pertaining to the entity to comply with FIN 46R and (iii) the addition of a list of events that require reconsideration of whether an entity is a VIE and whether an enterprise is the primary beneficiary of a VIE, rather than stating a general principle with examples as had been previously provided. Additionally, FIN 46R incorporates the guidance found in the eight final FASB Staff Positions (FSPs) that were issued as of the release of FIN 46R. For entities that exist prior to December 31, 2003, FIN 46R must be adopted no later than the beginning of the first interim period of Fiscal 2005 and the provisions of FIN 46 are not required to be adopted. For new entities created after December 31, 2003, the Company will apply FIN 46R from the first date the Company becomes involved in the potential variable interest entity. The adoption of this statement did not have any impact on the consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment". This statement is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provisions of this statement are effective for interim or annual periods beginning after June 15, 2005. The Company is currently evaluating the provisions of this revision to determine the method of transition and the impact on its consolidated financial statements. It is, however, expected to have a negative effect on consolidated net income.

3.	Change in Accounting Principle

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, but are reviewed annually at a minimum for potential impairment by comparing the carrying value to the fair value of the reporting unit to which they are assigned. The provisions of FAS 142 were effective for the Company's 2002 fiscal year and, accordingly, the Company adopted the new standard effective January 1, 2002. The Company's consolidated balance sheet as of December 31, 2001 included goodwill with a net book value of $79.8 million as a result of the acquisition of The Rival Company in 1999. There were no other finite or infinite lived intangible assets recorded as a result of this acquisition. In accordance with the new standard, the Company ceased goodwill amortization as of the beginning of fiscal 2002. FAS 142 requires that goodwill be tested for impairment at the reporting unit level at adoption utilizing a two-step methodology. The initial step of the process requires the Company to determine the fair value of each reporting unit and compare it to the carrying value, including the goodwill of such unit. If the fair value exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds the corresponding fair value, the goodwill of the unit may be impaired. The amount, if any, of the

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

impairment would then be evaluated in the second step of the impairment testing which places the value of the goodwill balance to that which would be accounted for under purchase accounting.

In connection with adopting this standard, the Company, assisted by independent valuation consultants, completed the transitional testing of goodwill using a measurement date of January 1, 2002. The results of the transitional impairment testing indicated that the carrying values of the goodwill asset for both the Home Environment and Kitchen reporting units exceeded the estimated fair value of the units. The Company's policy is to value goodwill and other intangible assets using a discounted cash flow and comparative market analysis. Accordingly, a non-cash impairment charge has been recognized as a change in accounting principle as of the beginning of 2002. This impairment charge, which relates to the Company's Consumer Durables segment, was $79.8 million on a before and after-tax basis.

4.	Inventories

Inventories in the consolidated balance sheets are as follows:

	December 31,
	2004	2003
	(in thousands)
Finished goods	$113,572	$97,799
Raw materials	15,964	10,627
Work-in-process	1,964	2,594
	131,500	111,020
LIFO allowance	—	(63)
	$131,500	$110,957

5.	Property and Equipment

Property and equipment in the consolidated balance sheets are as follows:

		December 31,
	Depreciable Lives	2004	2003
		(in thousands)
Mold costs and tooling	1½-5 years	$41,958	$38,837
Machinery and equipment	7-10 years	32,196	32,623
Buildings and leasehold improvements	Life of lease-40 years	17,800	17,250
Computer equipment and software	3-7 years	11,073	13,203
Furniture and fixtures	5-10 years	1,865	2,857
Land	Not applicable	1,427	1,418
Motor vehicles	4-5 years	465	490
		106,784	106,678
Less accumulated depreciation and amortization		(58,769)	(61,873)
		$48,015	$44,805

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

6.	Accrued Expenses

Accrued expenses in the consolidated balance sheets consists of the following:

	December 31,
	2004	2003
	(in thousands)
Sales returns and allowances	$8,831	$6,525
Payroll and incentive compensation	6,110	6,240
Co-operative advertising allowances	5,648	7,139
Interest	1,877	2,014
Product recalls	2,289	—
Restructuring costs	660	1,504
Guarantee fee due related party	—	7,854
Other	19,160	20,195
	$44,575	$51,471

During 2003, the Company received communications from the United States Consumer Product Safety Commission ("CPSC") requesting information concerning a limited number of Crock-Pot® slow cooker models. In August 2004, the Company and the CPSC announced a voluntary recall of five slow cooker models involving approximately 1.8 million units which were manufactured by an independent supplier prior to May 2002. After discussions with the CPSC, in February 2005, the Company proposed an expansion of the recall to cover all units of the five slow cooker models. This proposed expansion would involve the recall of approximately 2.7 million additional slow cooker units. Accrued expenses at December 31, 2004 includes $1,424,000 related to this initial recall and the proposed expansion, net of a reimbursement received from the manufacturer, as management views this future action to be probable.

During 2004 the Company also announced two additional recall actions involving approximately 18,000 slow cookers sold in the United Kingdom and approximately 15,000 heaters sold through a consumer response retailer in the United States. Accrued expenses at December 31, 2004 includes $865,000 related to these additional recall actions.

7.	Restructuring Charges and Other Business Divestitures

Subsequent to the acquisition of the Rival business in 1999, the Company initiated certain restructuring actions, in addition to those actions contemplated as part of the acquisition, to further integrate and consolidate Rival's operations and to reduce operating costs. In January 2002, the Company announced the closing of its Sedalia, Missouri distribution center. The activities of this facility were moved to other existing distribution centers. In connection with this facility closure, the Company recorded restructuring charges totaling $4,898,000 in 2002, which included $4,220,000 of asset write-downs of redundant property and equipment to their estimated net realizable value, facility exit costs of $612,000 and $66,000 in severance payments for employees who elected not to transfer to other facilities.

In December 2002, the Company announced the closure of its remaining US manufacturing operations, effective January 31, 2003, in an effort to enhance efficiencies and to reduce operating costs. The production activities of the facilities in Flowood, Mississippi, Sweet Springs, Missouri and Clinton, Missouri were shifted to the Company's expanded manufacturing complex in southern China and to other independent suppliers in the Far East. As part of this restructuring action, the Company also announced the closure of an administrative office in Kansas City, Missouri and the phase out of two distribution and service centers in Clinton, Missouri and Worcester, Massachusetts during 2003. As

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

a result of these changes, the Company recorded restructuring charges totaling $23,108,000 during the fourth quarter of 2002. The charges included $3,935,000 for severance payments to 706 employees, $15,670,000 of non-cash asset write-downs of redundant property and equipment to their estimated net realizable value, $1,531,000 of liabilities related to outstanding lease obligations and facility exit costs of $1,972,000. Approximately 698 employees were terminated during 2003 and 2004, with the remaining expected to be severed during 2005. In addition, cost of sales in 2002 included $7,625,000 of inventory losses related to the restructuring actions as the Company disposed of certain products at selling prices below cost as part of the facility closures. A reconciliation of the restructuring reserve activity for the three years ended December 31, 2004 is as follows:

	Employee Severance and Relocation Costs	Facility Exit and Other Costs	Total Accrued Restructuring
	(in thousands)
Balance at December 31, 2001	$396	$50	$446

Restructuring charges	4,001	4,115	8,116
Cash payments	(766)	(713)	(1,479)
Balance at December 31, 2002	3,631	3,452	7,083

Cash payments	(3,241)	(1,827)	(5,068)
Adjustments	124	(635)	(511)
Balance at December 31, 2003	514	990	1,504

Cash payments	(85)	(564)	(649)
Adjustments	(34)	(161)	(195)
Balance at December 31, 2004	$395	$265	$660

The Company expects to make the remaining payments with respect to accrued restructuring costs during the year ending December 31, 2005. During 2003, the Company incurred $1,899,000 of expenses associated with the 2002 restructuring actions which were not accrued at December 31, 2002 in accordance with Emerging Issues Task Force Issue No. 94-3. The restructuring charges in 2003 are net of $511,000 in adjustments as actual facility exit costs were lower than the amounts accrued at December 31, 2002. The restructuring expenses in 2003 also include a non-cash charge of $1,581,000 related to the Company's pension plan for employees at the closed facilities. This charge, which was accrued in accordance with the provisions of Financial Accounting Standards Board No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" (FAS 88), includes a partial plan settlement of $1,911,000 due to lump sum benefits paid to terminated employees at the closed facilities, partially offset by a pension plan curtailment gain of $330,000. In addition, cost of sales in 2003 included $1,109,000 of unfavorable manufacturing variances incurred during the shutdown of the domestic facilities and $223,000 of freight costs associated with the transfer of distribution activities from Missouri to a new facility in California.

As a result of the restructuring actions in 2002, assets held for sale in the consolidated balance sheet totaled $6,466,000 at December 31, 2002. During 2003, the Company sold four facilities in Missouri and Mississippi and certain manufacturing equipment for cash proceeds of $6.9 million, resulting in an immaterial gain, net of transaction closing costs. In addition, the Company divested certain non-core business units, including its Pollenex® business, which were acquired as part of the Rival transaction. In January 2002, the Company sold substantially all of the assets of the Pollenex®

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

division, which marketed personal care products, for approximately $15.1 million. The cash proceeds received in this transaction exceeded the net assets of the business, which consisted primarily of inventory and equipment, by approximately $9.5 million, resulting in a gain which has been recorded as other income in the consolidated statement of operations for the year ended December 31, 2002.

8.	Long-Term Debt

Long-term debt in the consolidated balance sheet consists of the following:

	December 31,
	2004	2003
	(in thousands)
Revolving Credit Facility	—	$28,209
First Lien Term Loan	$248,750	—
Second Lien Term Loan	84,615	—
Term Loans A and B	—	76,950
Total Credit Facility	333,365	105,159
9.875% Senior Subordinated Notes, net of unamortized discount, due November 15, 2007	—	99,632
Total debt	333,365	204,791
Less current maturities of Credit Facility	(2,500)	(6,594)
	$330,865	$198,197

The aggregate maturities of long-term debt are as follows as of December 31, 2004 (in thousands):

2006	$2,500
2007	2,500
2008	2,500
2009	2,500
Thereafter	320,865
Total long-term debt	$330,865

Credit Facility

In May 2004, the Company entered into a new Credit Facility, refinancing all of its outstanding debt obligations. The new facility consists of a $340 million First Lien Senior Secured Credit Facility, which includes a Revolving Credit Facility of $90 million and a First Lien Term Loan of $250 million, and a Second Lien Senior Secured Credit Facility totaling $85 million. Subject to availability, the Company may also request the issuance of letters of credit under the Revolving Credit Facility, with the aggregate amount outstanding not to exceed $35 million. Borrowings under the revolving credit portion of the Facility are available through May 2009 with the final payment on the First and Second Lien Term Loans due in November 2010 and May 2011, respectively. Actual availability under the Revolving Credit Facility is subject to a borrowing base formula based on accounts receivable and inventory levels. The Company used the proceeds from the new Credit Facility to repay all outstanding borrowings under the prior facility, to retire its Senior Subordinated Notes and to pay $143.2 million in cash dividends to the Company's stockholders (See Note 9).

The May 2004 Credit Facility is collateralized by substantially all of the Company's domestic assets and the common stock of its foreign subsidiaries. The First and Second Lien Senior Secured

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

Credit Facilites include certain financial and operating covenants, which, among other things, restrict the ability of the Company to incur additional indebtedness, grant liens, make investments and take certain other actions. The ability of the Company to meet its debt service obligations is dependent upon the future performance of the Company, which will be impacted by general economic conditions and other factors.

Under the Fifth Amendment to the Company's prior Credit Facility, the lenders committed to a Revolving Credit Loan A of $131 million and a Revolving Credit Loan B of $40 million. Revolving Credit Loan B was supported by the guarantee of Berkshire Partners, the Company's majority shareholder. In December 2003, the Company and its Bank Group agreed to a Sixth Amendment to the Credit Facility which extended the maturity dates of Revolving Credit Loans A and B to January 3, 2005 and January 4, 2005, respectively. The maturity dates of Term Loans A and B remained February 5, 2005 and February 5, 2007, respectively. As part of the May 2004 refinancing, the Company repaid all outstanding borrowings under this Credit Facility and paid Berkshire Partners $9.9 million in accrued guarantee fees related to Revolving Credit Loan B.

The weighted average borrowings outstanding under the revolving credit portion of the credit facilities totaled $85.0 million, $63.7 million and $21.4 million during 2002, 2003 and 2004, respectively. As of December 31, 2003 and 2004, the Company's availability was $115.1 million and $78.1 million, respectively, net of outstanding letters of credit totaling $7.3 million and $11.9 million, respectively. The First Lien and Second Lien portions of the new Credit Facility bear interest at variable rates based on either the prime rate or Eurodollar rate at the Company's option, plus a margin. The weighted average interest rate of borrowings under the Credit Facility was 6.7% at Decembe r 31, 2004 (5.4% at December 31, 2003).

Effective July 1, 2004, the Company entered into an interest rate cap agreement with a financial institution. The agreement, which expires on July 1, 2006, limits interest expense with respect to $167.5 million of the Company's debt obligations if the LIBOR rate exceeds the cap rate of 6.0%. The Company paid a one-time premium of $217,000 related to this transaction, which is being amortized to interest expense over the two-year term of the agreement. Other income in 2004 includes $6,200 to adjust the amortized cost of this transaction to the derivative's fair value of $169,000 at December 31, 2004.

Senior Subordinated Notes

The Company's Senior Subordinated Notes were issued as part of a recapitalization transaction in 1997 ($105 million) and to partially finance the Rival acquisition in 1999 ($31.3 million). As part of the refinancing transaction in May 2004, the Company redeemed its outstanding Senior Subordinated Notes, which had as aggregate principal amount of $100.1 million, through a tender offer dated March 30, 2004. Under the terms of the Note Indenture, the Company redeemed the outstanding Notes at 104.115% of par value plus accrued and unpaid interest. Other expense in 2004 includes a loss on the retirement of debt totaling $9,223,000, which is comprised of costs of $4,007,000 related to the redemption of the Notes and the write-off of $5,226,000 in unamortized debt issuance costs and discounts related to the Notes and the Company's prior Credit Facility.

In 2002, the Company repurchased from two Berkshire Partners' investment funds an aggregate principal amount of approximately $36.2 million of the Senior Subordinated Notes. The purchase price of the Notes, representing Berkshire Partners' cost, was $11.5 million plus accrued interest. The repurchase was funded with proceeds of the Credit Facility and the Notes repurchased were retired and cancelled. This transaction resulted in a gain on the early retirement of debt totaling $22.4 million, which has been reflected in the consolidated statement of operations for the year ended December 31, 2002. The gain is net of approximately $1.9 million of debt issuance costs and $0.3 million of debt issuance discount written off as part of the transaction and $0.1 million of transaction fees. A provision for income taxes was not recorded in connection with this transaction as the Company offset the gain with available net operating loss carry forwards.

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

9.	Stockholders' Equity

In conjunction with the refinancing of the Company's debt obligations in May 2004, the Board of Directors declared a cash dividend of $6.6582 per share. Dividends totaling $143.2 million were paid on May 7, 2004 to all shareholders of record as of May 4, 2004, including the Company's majority shareholder, Berkshire Partners.

As part of the Fourth Amendment to its Credit Facility in May 2001, the Company issued warrants to its lenders to acquire up to 5% of THG's common stock on a fully-diluted basis at a price of $5.04 per share. In May 2004, the holders of the warrants elected to exercise their right to purchase 1,183,207 shares of the Company's common stock. Under a cashless exercise option provided for in the Warrant Agreement, the Company repurchased 809,968 of these shares at $7.25 per share, which represented the fair market value of THG common stock as determined by the Board of Directors, in lieu of receiving cash from the lenders. These repurchased shares were added to treasury stock as a result of the transaction.

All of the holders of the Company's outstanding stock are subject to stockholders' agreements. These agreements provide the Company with a right of first refusal on any proposed sales of stock to outside parties. Additionally, THG has certain rights to repurchase shares of Common Stock and options from employees upon their termination of employment.

10.	Stock Options

The Company's 1997 Stock Option Plan (the "Plan") provides for the grant of incentive stock options and non-qualified stock options to employees, officers, directors, and consultants of the Company. Under the Plan, incentive stock options may not be issued to consultants or non-employee directors. A total of 5,960,978 shares of common stock are reserved for issuance under the Plan, as amended. The exercise price and period over which options become exercisable is determined by the Board of Directors. However, the exercise price of incentive stock options is equal to at least 100% of the fair market value of the Company's common stock on the date of grant (110% for individuals holding more than 10% of common stock). Options expire no later than ten years after date of grant (five years for individuals holding more than 10% of the Company's common stock). The Plan expires in November 2006. The following table summarizes stock option activity under the Plan for the three years ended December 31, 2004:

	Shares	Exercise Price Range			Weighted Average Exercise Price
Outstanding as of December 31, 2001	5,641,996	$3.50	—	$5.04	$4.26
Granted	219,000	3.50			3.50
Forfeited	(406,780)	3.50	—	5.04	4.50
Outstanding as of December 31, 2002	5,454,216	3.50	—	5.04	4.21
Granted	492,300	3.50	—	5.04	4.26
Forfeited	(486,820)	3.50	—	5.04	4.20
Outstanding as of December 31, 2003	5,459,696	3.50	—	5.04	4.20
Granted	153,100	5.26			5.26
Exercised	(905,241)	3.50			3.50
Forfeited	(754,388)	3.50	—	5.04	3.99
Outstanding as of December 31, 2004	3,953,167	$3.50	—	$5.26	$4.44

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

As of December 31, 2002, 2003 and 2004, exercisable options and options available for future grants are as follows:

	Exercisable Options	Weighted Average Exercise Price	Options Available For Future Grant
2002	2,924,166	$4.31	506,762
2003	3,616,511	4.27	501,282
2004	3,189,311	4.47	1,102,570

The following table summarizes information about stock options under the 1997 plan which were outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2004	Weighted Average Exercise Price
$3.50	1,368,863	5.4	$3.50	1,134,987	$3.50
4.25	374,500	8.2	4.25	74,900	4.25
5.04	2,056,704	4.4	5.04	1,979,424	5.04
5.26	153,100	9.9	5.26	—	5.26
	3,953,167		$4.44	3,189,311	$4.47

11.	Income Taxes

Pre-tax income (loss) is summarized as follows:

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Domestic	$9,160	$23,783	$(4,741)
Foreign	36,157	23,921	23,537
	$45,317	$47,704	$18,796

Income tax expense (benefit) consists of the following:

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Current:
Federal	$5,479	$602	$(4,937)
State	152	630	700
Foreign	6,718	656	3,299
Total current	12,349	1,888	(938)
Deferred:
Federal	(7,862)	(3,231)	—
State	(1,617)	(563)	—
Foreign	300	(20)	790
Total deferred	(9,179)	(3,814)	790
	$3,170	$(1,926)	$(148)

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

A reconciliation between the Company's actual income tax expense (benefit) and amounts determined using the statutory U.S. federal tax rate of 35% is as follows:

	Year Ended December 31,
	2004	2003	2002
Statutory U.S. federal tax	$15,861	$16,696	$6,579
State tax expense, net of federal tax benefit	1,345	44	455
Utilization of available NOL benefits	(9,950)	(6,428)	(7,837)
Federal tax refund due to NOL carryback	—	—	(5,123)
Foreign earnings taxed at different rates	(3,437)	(7,738)	(4,149)
Tax on foreign distributions	5,479	—	—
Change in valuation allowance on deferred tax assets	(9,801)	(5,573)	9,732
Tax on joint venture income	824	892	1,046
Other	2,849	181	(851)
Actual income tax expense (benefit)	$3,170	$(1,926)	$(148)

Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Under FAS 109, the benefits associated with future deductible temporary differences and operating loss or credit carryforwards is recognized if it is more likely than not that a benefit will be realized. Deferred tax assets and liabilities are comprised of the following at December 31, 2003 and 2004:

	December 31,
	2004	2003
	(in thousands)
Deferred tax assets:
Net operating loss	$1,606	$13,589
Contribution carryover	91	78
Accrued expenses	6,410	5,148
Inventory	5,467	4,487
Intangibles	3,497	3,893
Employee pension plan	1,653	3,087
Accounts receivable	10,448	10,595
Gross deferred tax assets	29,171	40,877
Deferred tax liabilities:
Inventory	(566)	(820)
Property and equipment	(2,891)	(2,124)
Gross deferred tax liabilities	(3,457)	(2,944)
Net deferred tax assets before valuation allowance	25,714	37,933
Valuation allowance	(1,425)	(24,633)
Net deferred tax assets	$24,289	$13,300

During 2002, the Company received a cash refund of $5.1 million related to additional net operating loss carrybacks which were made possible by recent tax law changes. As of December 31, 2004, the Company had net operating loss carryforwards for state income tax purposes of approximately $31.3 million, expiring between 2005 and 2008.

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

In the fourth quarter of 2003 and 2004, after considering all available positive and negative evidence, including the improved profitability of the Company's current year operations, projections of future taxable income and the expiration dates of available net operating loss carryforward benefits, the Company determined that it was more likely than not that net deferred tax assets of approximately $13.3 million and $24.3 million, respectively, will be realized. As a result, the Company's deferred tax asset valuation allowance was reduced from $40.2 million at December 31, 2002 to $24.6 million at December 31, 2003 and was further reduced to $1.4 million at December 31, 2004.

The Company does not provide for U.S. income tax liabilities on undistributed earnings of foreign subsidiaries as it is management's intention that these earnings will continue to be reinvested. Total undistributed earnings of foreign subsidiaries as of December 31, 2004 are approximately $160.5 million.

On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the "Act"). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions in the Act. As such, we are not yet in a position to decide on whether, and to what extent, we might repatriate foreign earnings that have not yet been remitted to the U.S.

12.	Leases

The Company has various noncancellable operating leases for facilities, vehicles and office equipment that expire at various dates through 2015. Certain of these leases contain options for renewal or purchase of the underlying asset. Upon expiration of a lease in January 2005, the Company elected to exercise a purchase option of $2.6 million with respect to a portion of its manufacturing complex in China. This amount will be included in capital expenditures in 2005. Rent expense was approximately $10,003,000, $12,114,000 and $12,515,000 in 2002, 2003 and 2004, respectively. At December 31, 2004, future minimum rental payments under noncancellable lease arrangements are as follows (in thousands):

Operating Leases
2005	$8,183
2006	7,024
2007	6,537
2008	5,467
2009 and thereafter	23,102
$50,313

13.	Employee Benefit Plans

The Company provides its employees with a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The Holmes Group Savings and Investment Plan is for all salaried, hourly and clerical workers not working in the manufacturing facilities. Employees are eligible to contribute up to 25% of their compensation, which is then invested in one or more investment funds. The Company does not provide a matching contribution under this plan. With the closing of the Company's domestic manufacturing facilities in 2003, The Holmes Group 401-K Plan – Plant Employees, which included provisions allowing for Company matching contributions, was merged into the Savings and Investment Plan, effective October 1, 2004. In addition, HPFEL provides

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   — (Continued)

its Hong Kong based employees with a defined contribution retirement plan. All Hong Kong based employees of HPFEL and Esteem Industries Ltd. may contribute 5% of their compensation, with the Company contributing an additional 5% to 7.5% of an employee's compensation. The Company's contributions to these plans approximated $298,000, $216,000 and $323,000 in 2002, 2003 and 2004, respectively. In addition, the Company contributes to a national retirement fund sponsored by the Chinese government for its factory workers. Contributions to the retirement fund amounted to $201,000 in 2002, $364,000 in 2003 and $481,000 in 2004.

As part of the Rival transaction in 1999, the Company acquired three defined benefit pension plans. Under these plans, pension benefits for plant employees were primarily based on years of service. Sales, administrative and clerical employees received a retirement benefit based on final pay at retirement and years of service. During fiscal 2000, one of the Rival plans was amended and restated to allow the vesting of benefits for certain plan participants under a cash balance plan formula. All employees who were aged 50 with 5 years of credited service on February 28, 2000 were grandfathered under the old plan formula. The new plan was renamed The Holmes Group Retirement Benefit Accumulation Plan and the other two Rival plans were merged into the Plan, with participants of the merged plans retaining their respective benefit formulas. All benefits under the Plan are noncontributory. The Company's funding policy is consistent with the funding requirements under ERISA and the Internal Revenue Code.

The measurement date used to determine pension benefits is December 31 of each fiscal period. Pension expense, including the amortization of prior service costs over the remaining service periods of active employees and the remaining lives of vested and retired employees, consists of the following for the three years in the period ended December 31, 2004:

	Year Ended December 31,
	2004	2003	2002
	(in thousands)
Service cost	$1,017	$1,026	$1,151
Interest cost	940	1,056	1,089
Expected return on plan assets	(687)	(767)	(1,312)
Amortization of prior service cost	(20)	(20)	(49)
Amortization of net actuarial loss	260	403	147
Net periodic pension cost	$1,510	$1,698	$1,026
FAS 88 expense	—	1,581	—

As a result of the facility closings in January 2003, the Company recognized $1,581,000 in pension expense in accordance with FAS 88. This amount included a partial plan settlement charge of $1,911,000 due to lump sum benefits paid to terminated employees at the closed facilities, partially offset by a pension plan curtailment gain of $330,000.

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following provides a reconciliation of benefit obligations, plan assets, the funded status and various information with respect to actuarial assumptions, investment strategies and future cash flows related to the Company's defined benefit pension plan:

	Year Ended December 31,
	2004	2003
	(in thousands)
Change in Benefit Obligation:
Benefit obligation at beginning of year	$15,712	$18,117
Service cost	1,017	1,026
Interest cost	940	1,057
Amendments	—	51
Actuarial loss	496	1,221
Curtailment	—	(505)
Benefits and lump sums paid	(1,558)	(5,255)
Administrative expenses paid	(284)	—
Benefit obligation at end of year	$16,323	$15,712

Change in Plan Assets:
Fair value of plan assets at beginning of year	7,960	11,592
Actual return on plan assets	535	1,623
Employer contributions	3,166	—
Benefits and lump sums paid	(1,558)	(5,255)
Fair value of plan assets at end of year	$10,103	$7,960

Funded Status:
Difference between benefit obligations and plan assets	(6,220)	(7,752)
Unrecognized prior service cost (benefit)	(184)	(204)
Unrecognized actuarial loss (gain)	5,983	5,879
Net amount recognized	$(421)	$(2,077)

Amounts Recognized in the Statement of Financial Position:
Accrued benefit liability	(5,624)	(6,490)
Accumulated other comprehensive income	5,203	4,413
Net amount recognized	$(421)	$(2,077)

Weighted-Average Assumptions to Determine Benefit Obligations and Net Periodic Pension Cost:
Discount rate:
Benefit obligations	6.00%	6.25%
Pension cost	6.25%	6.50%/6.00%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase:
Benefit obligations	4.25%	4.50%
Pension cost	4.50%	4.50%

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The discount rate, which is used to value our pension obligations, was reduced to 6.0% during 2004 to reflect the decrease in high quality bond yields over the past year. The expected long-term rate of return for fiscal 2004 was maintained at 8.0%, the same rate used in 2003. The expected long-term rate of return on our plan assets was developed by examining historical return rates based on the pension plan's asset allocation and considering such factors as return differentials for active investment management.

The Company's pension plan weighted average asset allocations at December 31, 2003 and 2004 are as follows:

	2004	2003
Equity Securities	55%	59%
Fixed Income Securities	44%	39%
Cash	1%	2%
Total	100%	100%

The Company's pension plan investment guidelines are based on a targeted asset allocation of 50% equities and 50% fixed income securities. The equity allocation, which focuses on large capitalization common stocks, has a minimum asset allocation of 25% and a maximum allocation of 60%. The range of the fixed income asset allocation calls for a minimum allocation of 25% and a maximum allocation of 75%. The Company has established investment diversification policies such that no one equity security or corporate debt issuer will account for more than 5% of the pension plan's assets.

As the accumulated benefit obligation ($15,726,000 in 2004 and $14,450,000 in 2003) exceeded the fair value of plan assets, the Company recorded a minimum pension liability of $4,413,000 at December 31, 2003 and $3,383,000 at December 31, 2004. The 2004 amount is net of a tax benefit of $1,820,000. No tax benefit was recorded in 2003 as the benefit would have been offset by a valuation reserve. No cash contributions were made to the Plan in 2002 or 2003. The Company made cash contributions to the Plan of $3,166,000 in 2004 and expects to contribute $939,000 to the Plan during fiscal 2005.

The following table summarizes future expected benefit payments related to the Company's defined benefit pension plan as of December 31, 2004 (in thousands):

2005	$982
2006	1,039
2007	1,237
2008	1,245
2009	1,277
2010-2014	8,450

14.    Business Segments

Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," established standards for reporting information about business segments in annual financial statements. It also established standards for related disclosures about products and services, major customers and geographic areas. Business segments are defined as components of a business about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The business segments are managed separately because each segment represents a strategic business unit whose main business is entirely different.

The Company currently manages its operations through three business segments: Consumer Durables, International and Far East. The Consumer Durables segment sells products including fans,

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

heaters, humidifiers, air purifiers, lighting, Crock-Pot® slow cookers, roasters, skillets, vacuum food sealers, ice cream freezers, and other kitchen electric products and is considered one business segment due to the similar customer base, distribution channels and economic characteristics. The International segment sells the Company's products outside the U.S. The Far East segment constitutes the Company's manufacturing and sourcing operations, which are located primarily at HPFEL in China.

Segment information is as follows for the three years ended December 31, 2004 (in thousands):

		Consumer Durables	Far East	International	Eliminations	Consolidated Total
Net sales to customers	2004	$574,785	$27,662	$92,153	—	$694,600
	2003	521,552	26,465	75,739	—	623,756
	2002	523,922	20,475	64,157	—	608,554

Intersegment net sales	2004	2,567	427,108	33	$(429,708)	—
	2003	3,654	347,192	556	(351,402)	—
	2002	7,021	309,736	186	(316,943)	—

Depreciation and amortization	2004	2,948	7,529	161	—	10,638
	2003	2,644	7,804	299	—	10,747
	2002	5,828	7,926	235	—	13,989

Net interest expense (income)	2004	24,619	(11)	(19)	—	24,589
	2003	25,384	(2)	7	—	25,389
	2002	29,545	(12)	82	—	29,615

Other costs	2004	534,400	422,193	87,107	(428,827)	614,873
	2003	468,951	345,781	72,622	(351,912)	535,442
	2002	492,590	305,557	61,238	(316,369)	543,016

Segment income (loss)	2004	15,385	25,059	4,937	(881)	44,500
	2003	28,227	20,074	3,367	510	52,178
	2002	2,980	16,740	2,788	(574)	21,934

Segment assets	2004	244,488	218,941	62,434	(161,178)	364,685
	2003	530,742	172,358	55,935	(447,472)	311,563

Segment capital expenditures	2004	1,050	13,125	134	—	14,309
	2003	1,779	10,726	412	—	12,917
	2002	5,333	9,024	197	—	14,554

The accounting policies of the reportable segments are the same as those described in Note 2 to consolidated financial statements. The results are disaggregated using a management approach, which is consistent with the manner in which the Company's management internally disaggregates financial information for the purposes of assisting in making internal operational decisions. Other operating costs include: cost of sales, operating expenses, other income and expense, equity in earnings from joint venture and income taxes. Operating costs in the Consumer Durables segment include restructuring costs (income) of $28,006,000, $1,899,000 and ($195,000) for 2002, 2003 and 2004, respectively. In 2002, the Consumer Durables income excludes goodwill impairment charges of $79,838,000 related to the adoption of FAS 142, effective January 1, 2002, but includes the gain of

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$22,388,000 related to the repurchase of the Company's Senior Subordinated Notes (see Note 8). In 2004, operating costs for the Consumer Durables segment include a loss of $9,233,000 on retirement of debt related to the May 2004 refinancing.

The following information (in thousands) is summarized by geographic area. Net sales are grouped based on the geographic origin of the transaction.

	United States	Far East	Canada, Europe and Mexico	Consolidated Total
Net sales:
Year ended December 31, 2004	$574,785	$27,662	$92,153	$694,600
Year ended December 31, 2003	521,552	26,465	75,739	623,756
Year ended December 31, 2002	523,922	20,475	64,157	608,554

Long-lived assets:
December 31, 2004	8,513	40,676	691	49,880
December 31, 2003	10,697	36,515	690	47,902

The Company's manufacturing entities in the Far East sell completed products to THG's U.S. and international subsidiaries at intercompany transfer prices which reflect management's estimate of amounts which would be charged by an unrelated third party. These sales are excluded from the above table and are eliminated in consolidation. The remaining Far East sales are to the Regal Holmes Industries joint venture and unrelated third parties.

15.    Commitments and Contingencies

At December 31, 2004, the Company had commitments outstanding for capital expenditures under purchase orders and contracts of approximately $5.5 million.

The Company entered into employment and non-competition agreements with certain of its senior executives in November 1997, the original terms of which expired on December 31, 2001, but which are automatically renewable for additional annual periods. These agreements provide that if employment is terminated without cause, the employees will receive severance payments of their respective salaries for 12 months. In January 2004, the Company entered into agreements with certain additional senior executives providing for the continuance of their respective salaries for a period not to exceed 12 months if employment is terminated under certain circumstances.

Effective February 1, 2002, the Company entered into an amended employment and non-competition agreement with Jordan A. Kahn for a term expiring on January 31, 2003. The agreement was subsequently amended and the term was extended to April 30, 2005. Under this agreement, the Company agreed to accelerate the vesting of Mr. Kahn's stock options upon a termination of employment and to extend the post-termination exercise period for the full duration of the option term. The agreement provides that upon termination without cause, non-renewal of the agreement, death or disability, Mr. Kahn will receive a lump-sum severance of $500,000, as well as a pro-rated bonus payment and certain other benefits.

The Company issues warranties to consumers for certain of its home environment and kitchen appliances. Warranty costs, representing the value of replacement goods sent to consumers making warranty claims, are expensed as incurred. The Company maintains a warranty reserve for consumer claims in process at year-end. A reconciliation of the warranty reserve for the three years ended December 31, 2004 is as follows (in thousands):

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004	2003	2002
Balance at beginning of period	$536	$375	$373
Accruals for warranties issued during period	266	417	47
Settlements made during period	(264)	(256)	(45)
Balance at end of period	$538	$536	$375

The Company also faces exposure to voluntary or mandatory product recalls in the event that our products are alleged to present a "substantial product hazard" under applicable law. The Company does not maintain product recall insurance. During 2003, the Company received communications from the United States Consumer Product Safety Commission ("CPSC"), requesting information concerning a limited number of Crock-Pot® slow cooker models. After assessing the situation, in particular, whether the models identified present a substantial product hazard and whether corrective action, such as a recall, was warranted, Company representatives met with the CPSC in March 2004 to discuss the situation further. No accrual of costs related to this matter was made in the 2003 consolidated financial statements as the Company was unable to determine whether, and if so to what extent, corrective action, in the form of a product recall or otherwise, would be necessary and/or taken.

The Company continued to discuss this matter with the CPSC during the second quarter of 2004. In August 2004, the Company and the CPSC announced a voluntary recall of five slow cooker models, involving 1.8 million units which were manufactured by an independent supplier prior to May 2002. The Company continues to discuss this matter with the CPSC to evaluate whether the corrective actions taken to date are sufficient to address the concerns of the CPSC. In February 2005, the Company proposed that the recall be expanded to cover all units of the five slow cooker models which were manufactured by the independent supplier. This proposed expansion would involve the recall of approximately 2.7 million additional slow cooker units. The Company expects that the expanded recall will commence during the second quarter of 2005. The Company's consolidated financial statements for the year ended December 31, 2004 include appropriate provisions for the recall action, including the proposed expansion, as management views this future action to be probable.

16.    Related Party Transactions

The Company has retained Jordan Kahn Co., Inc. ("JKC"), a corporation owned principally by a director and stockholder of the Company, to serve as a sales representative for the Company in the northeastern United States. Pursuant to a representation agreement between the Company and JKC, the Company has agreed to pay to JKC commissions on net sales to JKC's customers in its territory, which fees are similar to the fees paid by the Company to other unaffiliated sales representative organizations representing the Company in other territories throughout the United States. Pursuant to this arrangement, the Company paid a total of $235,000, $189,000 and $123,000 to JKC for the years ended December 31, 2002, 2003 and 2004, respectively.

In addition, the Company entered into a consulting agreement with Berkshire Partners LLC, its majority stockholder, to provide management, financial, advisory and strategic support and analysis. The agreement expires in November 2005, or earlier if the stockholder's ownership percentage declines to less than 40% or less than the percentage owned by management of the Company, taken as a group. Selling and administrative expenses for 2002, 2003 and 2004 include annual fees under this agreement of $500,000.

In May 2001, THG agreed to pay the Company's majority stockholder a guarantee fee of $1.1 million as consideration for Berkshire's guarantee of up to $43.5 million of the obligations under its Credit Facility. The guarantee fee arrangement was amended in March 2002 to provide for payment of a fee of 2.25% per annum, compounded annually, on the $40 million Revolving Credit Loan B

THE HOLMES GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commitment, less the portion of this facility designated as subordinated debt funding loans (which portion is subordinated to the other obligations under the Credit Facility), on which portion such fee is 20% per annum, compounded annually. As part of the refinancing of its Credit Facility in May 2004, the guarantee arrangement was terminated and the Company paid $9.9 million of accrued guarantee fees to Berkshire Partners LLC.

During the fourth quarter of 2001, the Company's majority stockholder purchased $36.2 million aggregate principal amount of the Company's Senior Subordinated Notes Due 2007 on the open market. The Company repurchased these notes from the majority stockholder at the majority stockholder's cost plus accrued interest as part of the Fifth Amendment to the Credit Facility as fully described in Note 8.

17.    Distribution of Profit

Amounts that can be distributed by HPFEL's subsidiaries in China are based on the financial regulations of China, which differ from accounting principles generally accepted in the United States. HPFEL's three Chinese operating subsidiaries, Dongguan Huixun Electrical Products Company, Ltd., Dongguan Raider Motor Corp. Ltd. and Dongguan Holmes Electrical Products Company, Ltd., are deemed to be wholly-owned foreign enterprises and, as such, Chinese laws and regulations require these companies to transfer a certain portion of after-tax profit each year to a reserve fund and an employee bonus and welfare fund. The amount transferred to the reserve fund must be at least 10% of the after-tax profit each year, determined in accordance with the financial regulations of China, up to a cumulative maximum of 50% of the entity's registered capital stock. As the Company had contributed the statutory maximum to the reserve fund, no contribution was paid in 2002. The Company's contributions to the reserve fund totaled $186,000 in 2003 and $335,000 in 2004. Transfers to the staff welfare fund are voluntary and are determined by the Company's management. No transfers were made to the employee staff welfare fund in the three years ended December 31, 2004.

The retained earnings (deficit) of the three Chinese operating subsidiaries, on the basis of accounting principles generally accepted in the United States, are as follows at December 31, 2003 and 2004 (in thousands):

	2004	2003
Dongguan Raider Motor Corp. Ltd.	$12,738	$12,297
Dongguan Huixun Electrical Products Company, Ltd.	29,315	22,527
Dongguan Holmes Electrical Products Company, Ltd.	(395)	(254)

The currency of China, the renminbi, is not freely convertible and the ability of these subsidiaries to remit retained earnings to the parent company is dependent on their ability to generate foreign currency denominated earnings or to obtain government approval for the purchase of foreign currency.